                                                                      EXHIBIT 12
                       UNION PACIFIC RESOURCES GROUP INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
                                   (UNAUDITED)



                                                                                           YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------------------
                                                                          1998          1997        1996         1995         1994
                                                                       ---------       ------      ------        ------      ------

Earnings from continuing operations before income taxes.......         ($1,488.3)      $418.9      $366.1        $368.3      $471.0

Add (deduct) distributions greater (to extent less) than
     income of unconsolidated affiliates......................              (5.8)        (3.8)       (4.2)          2.3        (5.4)

Fixed charges from below......................................             262.3         49.0        45.9          17.8         9.3

Capitalized interest included in fixed charges................              (0.9)        (2.0)         --          (0.8)       (0.7)
                                                                       ---------       ------      ------        ------      ------

         Earnings available for fixed charges.................         ($1,232.7)      $462.1      $407.8        $387.6      $474.2
                                                                       =========       ======      ======        ======      ======

Fixed charges:
     Interest expense.........................................          $  249.8       $ 39.5      $ 38.9        $  9.5      $  2.3
     Portion of rentals representing an interest factor.......              11.6          7.5         7.0           7.5         6.3
     Interest capitalized.....................................               0.9          2.0          --           0.8         0.7
                                                                       ---------       ------      ------        ------      ------

         Total fixed charges..................................          $  262.3       $ 49.0      $ 45.9        $ 17.8      $  9.3
                                                                       =========       ======      ======        ======      ======

Ratio of earnings to fixed charges............................              (4.7)         9.4         8.9          21.8        51.0
                                                                       =========       ======      ======        ======      ======

For the year ended December 31, 1998, earnings are insufficient by $1,495 million to cover fixed charges.